Exhibit 99.01

Jones Soda Reports First Quarter 2018 Results

SEATTLE, May 03, 2018 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB:JSDA), a leader in the craft soda category and known for its innovative brand marketing, today announced results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Summary vs. Year-Ago Quarter

  Revenue was $2.8 million compared to $3.5 million, reflecting the de-listing of cans from a major retailer in 2017 and the relaunch of 7-Select in early 2017.
  Gross profit as a percentage of sales was 21.7% compared to 24.1%, driven by higher freight costs which the Company mitigated at the end of Q1 2018.
  Net loss was $469,000 or ($0.01) per share, compared to a net loss of $197,000 or ($0.00) per share.
  Adjusted EBITDA was $(0.4) million compared to $(0.1) million.

Management Commentary

“As expected, first quarter sales were impacted by the final full quarter comparison to last year’s de-listing of our 12-ounce cans by a major retailer, as well as strong pipeline fill following our late 2016 glass bottles launch at 7-Eleven USA,” said Jennifer Cue, the Company’s president and CEO. “Masked in our consolidated sales results was continued strong performance in our important Fountain and Lemoncocco initiatives, which grew 123% and 15%, respectively, in the first quarter.

“In fact, the continued success of these initiatives was an important driver of our recent financing, as they have broad demographic appeal and a higher margin structure. Turning our attention to 2018, we have already made great strides to bolster our New York City and New Jersey sales and distribution network under our head of sales, Steve Gress. As of April 2018, our Fountain account base doubled to 2,000 and we have added key new accounts for Lemoncocco in the second quarter. Given a product portfolio that is showing significant promise along with our new capital to fund growth, we expect 2018 to be a significant step forward for our company.”

First Quarter 2018 Financial Results

Revenue in the first quarter was $2.8 million compared to $3.5 million in the same quarter a year ago. The decrease was primarily attributable to the de-listing of Jones cans by a major retailer in mid-2017, the difficult comparisons created by the significant load-in of Jones 7 Select glass bottles at 7-Eleven USA after launching in late 2016 into early 2017, and the timing of international orders in the first quarter of 2017.

Gross profit as a percentage of sales was 21.7% compared to 24.1% in the first quarter of 2017. The decline was driven by higher freight costs. However, Jones worked to mitigate some of the cost inflation at the end of the first quarter.

Net loss was $469,000 or ($0.01) per share, compared to a net loss of $197,000 or ($0.00) per share in the first quarter of 2017.

Adjusted EBITDA in the first quarter was $(0.4) million compared to $(0.1) million in the year-ago quarter. This decline was primarily driven by the aforementioned decline in revenue and gross margin.

At March 31, 2018, cash and cash equivalents totaled $3.0 million compared to $0.4 million at December 31, 2017, reflecting the $2.8 million financing the Company completed in March. Our line of credit balance at the end of the first quarter totaled $0.8 million compared to $0.9 million at December 31, 2017.

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its first quarter 2018 results.

Date: Thursday, May 3, 2018
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-800-289-0438
International dial-in number: 1-323-794-2423
Conference ID: 4449032

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 10, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 4449032

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2018; consumer response to and market acceptance of 7-Select®, the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; the timing and amount of reorders for 7-Select®; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to effectively manage and grow international distribution and sales; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; changes in pricing and SKUs of its products; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 29, 2018. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Liolios Group
949-574-3860
JSDA@liolios.com
finance@jonessoda.com

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,015	$397
Accounts receivable, net of allowance of $10 and $7	1,524	1,247
Inventory	1,467	1,557
Prepaid expenses and other current assets	135	141
Total current assets	6,141	3,342
Fixed assets, net of accumulated depreciation of $465 and $568	35	39
Other assets	8	8
Total assets	$6,184	$3,389
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,562	$949
Line of credit	759	858
Accrued expenses	588	626
Taxes payable	-	1
Total current liabilities	2,909	2,434
Convertible subordinated notes payable, net	2,408	-
Deferred rent	11	12
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,464,373 shares and 41,464,373 shares, respectively	53,822	53,822
Additional paid-in capital	9,260	8,861
Accumulated other comprehensive income	374	391
Accumulated deficit	(62,600)	(62,131)
Total shareholders’ equity	856	943
Total liabilities and shareholders’ equity	$6,184	$3,389

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended March 31,
	2018	2017

Revenue	$2,837	$3,535
Cost of goods sold	2,221	2,682
Gross profit	616	853
Gross profit %	21.7%	24.1%

Operating expenses:
Selling and marketing	554	544
General and administrative	539	483
	1,093	1,027
Loss from operations	(477)	(174)
Interest expense	(21)	(15)
Other income (expense), net	34	(1)
Loss before income taxes	(464)	(190)
Income tax expense, net	(5)	(7)
Net loss	$(469)	$(197)

Net loss per share - basic and diluted	$(0.01)	$(0.00)
Weighted average basic and diluted common shares outstanding	41,464,373	41,367,662

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, In thousands)

	Three months ended March 31,
	2018	2017
GAAP net loss	$(469)	(197)
Stock based compensation	49	42
Interest expense	21	15
Income tax expense, net	5	7
Depreciation	4	3
Non-GAAP Adjusted EBITDA	$(390)	$(130)